Exhibit 10.8

Richard Danderline
55 South Fullerton Avenue
Montclair, NJ 07042

Dear Mr. Danderline:

         Commencing as of June 26, 2002, the terms and conditions of your employment are as follows:

1. The term of your employment will be two years commencing as of June 26, 2002. This is a guarantee of salary for two years unless you are terminated for cause.

2. You will be paid a base salary of $225,000 for each year of employment in accordance with Candie's payroll practices and procedures.

3. You will be eligible for a bonus in accordance with any senior executive bonus program that the Company offers.

4. You will be entitled to a car or car allowance commensurate with other senior executives at Candie's, including reimbursement of all related expenses upon presentation of documentation acceptable to Candie's.

5.   You will be entitled to company  benefits  commensurate  with other  senior
     executives  of  the  Company,   including  vacation,   the  opportunity  to
     participate in our 401(k) plan, and health, dental and life insurance.

6. You understand that all information that you may receive or learn in the course of your relationship with Candie's, whether in oral, written, electronic or other form, including concerning Candie's financials, sales, customers, businpractices and procedures, is deemed to be confidential and proprietary information and Candie's exclusive property, and you agree that such material will not be retained by you or shared with any third parties following termination from your relationship with Candies.

7. In addition, in the event that you resign at any time during the Term, you agree that you will not work for, in any capacity including as a principal, officer, employee, consultant, independent contractor, agent, partner, any company or individual that is in the business of designing, selling or distributing junior shoes for a period of three months following the date of such resignation.

8. This Agreement and any amendments thereof represent the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and you. This Agreement may be amended at any time by mutual written agreement of the parties hereof.

9. This Agreement shall be construed, interpreted, and governed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State. In the event of any dispute or action or challenge of this Agreement, the parties agree to submit themselves exclusively to the jurisdiction of the courts sitting within New York City


Please indicate your acceptance by signing in the space provided below.



Candie's Inc.                                  Agreed to and Accepted



By:/s/ Neil Cole                               /s/ Richard Danderline
Neil Cole                                      Richard Danderline